Exhibit 24

POWER OF ATTORNEY

Beth Seidenberg, M.D. (the “Reporting Person”) hereby authorizes and designates Susan Biglieri, Paul Vronsky and Eric Keller (each, an “Authorized Signatory”) to prepare and file on behalf of the Reporting Person individually, or jointly together with the other reporting persons, any and all reports, notices, communications and other documents (including, but not limited to, reports on Schedule 13D, Schedule 13G, Form 13-F, Form 3, Form 4 and Form 5) that the Reporting Person may be required to file with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (together with the implementing regulations thereto, the “Act”) and the Securities Exchange Act of 1934, as amended (together with the implementing regulations thereto, the “Exchange Act”) (collectively, the “Reports”) with respect to the Reporting Person’s ownership of, or transactions in, securities of any entity whose securities are beneficially owned (directly or indirectly) by the Reporting Person (collectively, the “Companies”). The Reporting Person hereby further authorizes and designates each Authorized Signatory to perform any and all other acts, which in the opinion of such Authorized Signatory may be necessary or incidental to the performance of the foregoing powers herein granted.

The authority of each Authorized Signatory under this Document with respect to the Reporting Person shall continue until the Reporting Person is no longer required to file any Reports with respect to the Reporting Person’s ownership of, or transactions in, the securities of the Companies, unless earlier revoked in writing.  The Reporting Person acknowledges that each Authorized Signatory is not assuming any of the Reporting Person’s responsibilities to comply with the Act or the Exchange Act.

June 26, 2012

/s/ Beth Seidenberg, M.D.

Beth Seidenberg, M.D.